Exhibit 99.1

Orexigen Therapeutics Reports Corporate and Financial Results for the First Quarter Ended March 31, 2014

San Diego, CA, May 8, 2014 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of obesity, today announced corporate and financial results for the first quarter ended March 31, 2014.

“With the June 10 PDUFA date for NB32 quickly approaching, we are excited to be working closely with our partner for North America, Takeda Pharmaceuticals, on final preparations to launch NB32, if approved, with a field force of approximately 900 sales representatives focusing on primary care physicians in the United States,” said Michael Narachi, CEO of Orexigen.

“Additionally, by the end of this month we will submit responses to the Day 120 List of Questions for our European Marketing Authorization Application, and we continue to anticipate a positive benefit risk assessment at the conclusion of the CHMP’s review,” Narachi continued. “Interest in NB32 rights outside North America has been catalyzed by availability of Light Study results to support regulatory activities and potential lifecycle development opportunities in diabetes. We continue to make progress toward a rest of world partnership for NB32.”

Financial results for the three months ended March 31, 2014

For the three months ended March 31, 2014, Orexigen reported a net loss of $24.9 million, or $0.23 per share, as compared to a net loss of $19.4 million, or $0.21 per share, for the first quarter of 2013.

Total operating expenses for the first quarter of 2014 were $24.0 million compared to $20.3 million for the first quarter of 2013. This overall increase in operating expenses reflects an increase in raw materials, inventory, and manufacturing-related expenses and in salaries and personnel related costs. While Orexigen is responsible for manufacturing NB32, Takeda Pharmaceuticals will reimburse Orexigen for manufacturing related costs, including finished goods.

As of March 31, 2014, Orexigen had $37.6 million in cash and cash equivalents and an additional $117.5 million in marketable securities, for a total of $155.1 million. Orexigen is eligible to receive cash milestone payments of $100 million from Takeda Pharmaceuticals, between US approval and first commercial sale of NB32.

NB32 program update:

•	NB32 (32 mg naltrexone sustained-release (SR)/360 mg bupropion SR), an investigational medicine for weight loss and the maintenance of weight loss: In

December 2013, Orexigen resubmitted the NB32 New Drug Application to the United States Food and Drug Administration (FDA), which assigned a Prescription Drug User Fee Act goal date of June 10, 2014 for the conclusion of its review. Based on the results of the interim analysis of the Light Study (an ongoing cardiovascular outcomes trial), which Orexigen believes clearly address the single approval deficiency of the January 2011 Complete Response Letter, the Company is highly confident in the U.S. approval of NB32.

In addition to the resubmitted NDA currently being reviewed by FDA, in October 2013 Orexigen submitted a Marketing Authorization Application for NB32 to the European Medicines Agency (EMA). This submission is being reviewed for the first time. Orexigen received the Day 120 List of Questions from the EMA’s Committee for Medicinal Products for Human Use (CHMP) and will submit the Company’s responses this month. Orexigen is confident that NB32 will receive a positive opinion from the CHMP at the conclusion of its review.

Orexigen has licensed North American NB32 rights to Takeda. Takeda is preparing a well resourced primary care U.S. launch for NB32 with approximately 900 sales representatives.

Orexigen owns NB32 rights outside of North America and will seek a partner to commercialize NB32 in those territories.

Conference Call Today at 5 p.m. Eastern Time (2:00 p.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the first quarter 2014 financial results and recent business highlights. The live call may be accessed by phone by calling (800) 708-4540 (domestic) or (847) 619-6397 (international), participant code 37204553. The webcast can be accessed live on the Investor Relations section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. The Company’s lead product candidate is NB32. Based on successful results of the Light Study, an ongoing cardiovascular outcomes trial, Orexigen’s strategy for NB32 is to pursue approvals worldwide and pharmaceutical partnerships for global commercialization. The Company has submitted applications for marketing authorization in the United States and Europe, with potential approvals in 2014. If approved, North American partner Takeda Pharmaceuticals will commercialize NB32 in the United States. The Company’s other product candidate, Empatic™, has completed Phase 2 clinical trials. Further information about the Company can be found at www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding: the use of a field force of 900 sales representatives focusing on primary care physicians in the U.S.; the timing of the submission of our responses to the Day 120 List of Questions; a positive benefit risk opinion at the conclusion of the CHMP’s review; the timing of potential approval of the NDA for NB32 in the U.S. and the MAA for NB32 by the European Medicines Agency (EMA); the benefit risk profile for NB32; the success of a U.S. primary care launch of NB32; ability to pursue a diabetes indication for NB32; and the potential to obtain a partner to commercialize NB32 and/or Empatic in certain territories outside of North America. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the potential for the FDA to not approve NB32 even after meeting the prespecified threshold and resubmitting the NDA; the possibility that public disclosure of the results of the interim analysis of the Light Study would later be deemed to jeopardize the integrity of the Light Study potentially resulting in the requirement to conduct additional, costly studies; additional analysis of the interim results or new data from the continuing Light Study, including safety-related data, may produce negative or inconclusive results, or may be inconsistent with the conclusion that the interim analysis was successful; the potential that the interim analysis may not be predictive of future results in the Light Study; the results from the interim analysis may not be sufficient to successfully respond to the questions raised regarding safety of NB32; the possibility that the CHMP requests additional or new data to be provided; the potential for early termination of Orexigen’s North American collaboration agreement with Takeda; even if the NDA is approved by the FDA, the possibility that Orexigen is unable to find a partner for NB32 in territories outside of North America, the final results of the Light Study may not support continued approval of NB32; the therapeutic and commercial value of NB32; the potential for additional costly clinical trials needed for Empatic; and other risks described in Orexigen’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission March 13, 2014 and its other reports, which are available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investor Relations.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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Orexigen Contact: McDavid Stilwell VP, Corporate Communications and Business Development (858) 875-8629 SOURCE Orexigen Therapeutics, Inc.	Media Contact: Denise Powell BrewLife (510) 703-9491

Orexigen Therapeutics, Inc.

Balance Sheets

(In thousands, except share and par value amounts)

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,563	$98,121
Investment securities, available-for-sale	117,528	78,875
Prepaid expenses and other current assets	1,289	1,286

Total current assets	156,380	178,282
Property and equipment, net	650	630
Other long-term assets	903	1,032
Restricted cash	177	177

Total assets	$158,110	$180,121

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,442	$4,787
Accrued clinical trial expenses	7,673	7,886
Accrued expenses	5,120	6,751
Deferred revenue, current portion	3,429	3,429

Total current liabilities	21,664	22,853
Long term convertible debt	80,973	80,031
Deferred revenue, less current portion	34,286	35,143
Other long-term liabilities	337	232
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at March 31, 2014 and December 31, 2013; no shares issued and outstanding at March 31, 2014 and December 31, 2013	—	—
Common stock, $.001 par value, 300,000,000 shares authorized at March 31, 2014 and December 31, 2013 and; 111,611,964 and 104,970,200 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	112	105
Additional paid-in capital	560,105	556,235
Accumulated other comprehensive income (loss)	6	(3)
Accumulated deficit	(539,373)	(514,475)

Total stockholders’ equity	20,850	41,862

Total liabilities and stockholders’ equity	$158,110	$180,121

Orexigen Therapeutics, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues:
Collaborative agreement	$857	$857
License revenue	0	0

Total revenues	857	857
Operating expenses:
Research and development	17,001	15,155
General and administrative	7,010	5,100

Total operating expenses	24,011	20,255

Loss from operations	(23,154)	(19,398)
Other income (expense):
Interest income	26	31
Interest expense and other	(1,770)	(1)

Total other income (expense)	(1,744)	30

Net loss	$(24,898)	$(19,368)

Net loss per share - basic and diluted	$(0.23)	$(0.21)

Shares used in computing net loss per share – basic and diluted	109,249	90,336